Exhibit 99.1

Contact:

Christopher D. Ozeroff

Senior Vice President and General Counsel

720.940.2100

GENCAROTM EFFECT ON REDUCING

VENTRICULAR ARRHYTHMIAS PAPER PUBLISHED IN

CIRCULATION: ARRHYTHMIA AND ELECTROPHYSIOLOGY

Broomfield, CO, January 3, 2013 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for atrial fibrillation and other cardiovascular diseases, today announced that the paper “Adrenergic Receptor Polymorphisms and Prevention of Ventricular Arrhythmias with Bucindolol in Patients with Chronic Heart Failure” was published in the journal Circulation: Arrhythmia and Electrophysiology [http://circep.ahajournals.org/content/early/recent], a publication of the American Heart Association. The lead author on the paper is cardiologist-electrophysiologist Ryan G. Aleong of the University of Colorado Anschutz Medical Campus.

The paper analyzes the overall and pharmacogenetic effects of Gencaro (bucindolol) in reducing the incidence of serious ventricular arrhythmias. The authors based their conclusions on post-hoc analyses of clinical data from a 1040 patient DNA substudy of the Phase 3 clinical trial Beta-Blocker Evaluation of Survival Trial (BEST). The BEST Trial was sponsored by the National Heart, Lung and Blood Institute of the National Institutes of Health, and the Cooperative Studies Program of the Department of Veterans Affairs.

The paper shows that patients in the BEST Trial who received Gencaro experienced a 58% reduction in the incidence of ventricular tachycardia or fibrillation (“VT/VF”) (p = 0.00006), adjusted for the competing risk of mortality. In addition, the authors determined that Gencaro reduced the incidence of VT/VF by 74% (p = 0.00005) in patients with the beta-1 389 arginine homozygous genotype, believed to be present in about 50% of the U.S. population.

The study also analyzed the effect of two other genotypes on Gencaro’s effect on VT/VF. Based on a statistically significant test for interaction (p = 0.03), the three genotypes provide a potential method for identifying VT/VF patients for therapy. The first group is the approximately 50% of patients with the beta-1 389 arginine homozygous genotype, who had an enhanced response (event rate reduction by 74%); the next group is the approximately 40% of patients with a second genotype (beta-1 389 glycine carriers + alpha-2C 322-325 wild type homozygous) who had an intermediate response (event rate reduction by 49%) to Gencaro; and the remaining group is the approximately 10% of patients with a third genotype (beta-1 389 glycine carriers + alpha-2C 322-325 Deletion carriers), that had no response. This pharmacogenetic approach therefore defines a target population for Gencaro that has a potentially enhanced response, as well as a small subpopulation that may not benefit from therapy; the genetic identification of such “outliers” in drug response is a major goal of pharmacogenetics.

Stuart Connolly, MD of McMaster University, an electrophysiologist-cardiologist, commented: “I believe that beta-blockers have only modest effects on prevention of serious ventricular arrhythmias, but in the Aleong et al study, patients with the higher activity beta-1 receptor genetic variant (389 arginine homozygous) had a significant (by 74%, p = 0.00005) and genotype specific reduction in the risk of ventricular tachycardia or fibrillation. This suggests that bucindolol may have clinically important anti-ventricular arrhythmic effects in the roughly 50% of patients who have the beta-1 389 arginine homozygous genotype, and I believe that further study of bucindolol in additional clinical trials is warranted.”

Will Sauer, MD, from the University of Colorado Anschutz Medical Campus, an electrophysiologist-cardiologist and a co-author on the paper, said: “While the use of beta-blockers as a class of drugs for prevention of ventricular arrhythmias is not well studied, it is commonly thought that any beta-blocker is potentially helpful for any at-risk patient. However, the research presented in our Circulation AEP paper shows that patients with the beta-1 389 arginine homozygous adrenergic receptor polymorphism experienced a 74% reduction in VT/VF events with the beta-blocker/sympatholytic agent bucindolol. I believe that these findings have important implications for the personalized treatment of patients at risk for arrhythmias. In the future, physicians may look at a patient’s genotype prior to the initiation of a particular beta-blocker or other anti-arrhythmic. I believe that this is particularly important in the prevention of lethal arrhythmias like VT or VF, where the current practice of assuming that any beta-blocker may work could be harmful; for example, if the prescribed beta blocker is not efficacious or if a more efficacious beta-blocker for that patient is available.”

Michael Bristow, MD, PhD, Cardiologist/clinical pharmacologist and senior author on the paper, CEO of ARCA, also commented: “This 74% reduction in VT-VF in the beta-1 389 Arg/Arg subpopulation suggests that Gencaro warrants further study, such as in heart failure/reduced left ventricular ejection fraction patients at risk for ventricular arrhythmias, who have implanted cardioverter-defibrillators that are having appropriate firing. This could constitute another indication for Gencaro beyond those of atrial fibrillation prevention and heart failure.”

Ventricular tachycardia and ventricular fibrillation are serious, potentially life-threatening arrhythmias, and the most common cause of sudden cardiac arrest.

ARCA has been granted patents in the U.S., Europe, and other jurisdictions for methods of identifying and treating patients with the beta-1 389 arginine homozygous genotype. The Company plans to conduct a Phase 3 clinical trial to evaluate Gencaro as a potential treatment for the prevention of AF in patients with this genotype, including measuring VT/VF data as a secondary endpoint, subject to receiving the necessary funding.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with the Laboratory Corporation of America (LabCorp), under which LabCorp has developed a companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release and the associated presentation may contain “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the ability of genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, Gencaro’s potential to treat ventricular tachycardia or ventricular fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2011 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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